                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]


                                                              October 22, 1996



Prime Succession, Inc.
691 Tekulve Road
Batesville, Indiana 47006


Ladies and Gentlemen:

               We have acted as special counsel for Prime Succession, Inc. (formerly known as Prime Succession Acquisition Corp.), a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $100,000,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2004 (the "Exchange Notes"), which are to be offered by the Company in exchange for $100,000,000 aggregate principal amount of its outstanding 10 3/4% Senior Subordinated Notes due 2004 (the "Notes").

               We have examined the Registration Statement and the Indenture dated as of August 15, 1996 (the "Indenture") between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined,

Prime Succession, Inc.             -2-                      October 22, 1996



and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

               In such examination, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

               Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes as contemplated in the Registration Statement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

               Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether

Prime Succession, Inc.                -3-                      October 22, 1996


considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. This opinion is rendered to you solely in connection with the above-described transaction and may not be relied upon for any other purpose without our prior written consent.

               We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                               Very truly yours,

                                               /s/ Simpson Thacher & Bartlett

                                               SIMPSON THACHER & BARTLETT